Exhibit 10.29

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement between Heckmann Corporation (“Company”) and J. John Cheng (“Executive”) is made effective on this 12th day of January 2009 (“Agreement”). Company and Executive hereby agree to the employment of Executive by Company on the following terms and conditions:

1.	Commencement and Term of Agreement

Executive’s employment under this Agreement will commence on January 12, 2009, and continue unless earlier terminated pursuant to the provisions of this Agreement. The term of the Agreement shall be extended daily so that the remainder of the term is one (1) year (the “Term”). The Term may be modified or extended by mutual agreement.

2.	Positions and Appointments

Executive shall serve as President of Heckmann Corporation, China Division. Executive’s duties shall include, but not be limited to, those typical of the president of an operating division as well as other duties as may be required by the Company from time to time consistent therewith, or where not, by agreement between the parties hereto, and he shall devote substantially all his business time to the position. Executive shall perform his duties during reasonable business hours from the Company’s offices in Hong Kong, or the Company’s offices in the People’s Republic of China, or with the Company’s consent, from his home office. Executive may be required to travel occasionally and/or for extended, reasonable periods of time for business purposes, including to any other office maintained by the Company.

3.	Base Salary

Company will pay Executive a base salary in cash of US$175,000 per annum from which tax and other withholdings will be deducted, paid in equal bi-monthly installments. Executive’s base salary may be changed by mutual agreement at any time during the Term.

4.	Bonus and Equity Incentive Holdings

4.1	Executive shall receive a guaranteed bonus equal to 30% of base salary, payable by Company on an annual basis, from which tax and other withholdings will be deducted.

4.2	Executive shall also receive a discretionary bonus equal to 30% of base salary, payable by Company on an annual basis, from which tax and other withholdings will be deducted. This separate discretionary bonus shall be based on Executive’s individual contribution and the performance metrics determined and recommended by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors of the Company.

4.3	Executive shall receive a grant of 125,000 restricted shares of Company stock, of which one-third shall vest on the first business day following the Company’s 2009 annual meeting of stockholders, one-third shall vest on April 15, 2010, and one-third shall vest on April 15, 2011. Issuance of the restricted shares is subject to obtaining stockholder approval of such grant as required by the rules of the New York Stock Exchange. The Company’s restricted stock plan shall be approved at the Company’s 2009 Annual Meeting of Stockholders.

4.4	Executive shall be eligible to receive an executive level grant of stock options pursuant to the terms and conditions of the Company’s 2009 Equity Incentive Plan. The Company’s 2009 Equity Incentive Plan shall be approved at the Company’s 2009 Annual Meeting of Stockholders.

5.	Expenses

Company shall reimburse Executive in respect of all reasonable travelling, accommodation, marketing, entertainment, and other similar out-of-pocket business expenses necessarily incurred by Executive in the performance of his duties, provided that any expense reimbursement claims are supported by relevant documentation and are made in accordance with Company’s expenses policies. For all business-related travel, Executive will be entitled to reimbursement pursuant to the Company’s travel policies. Separate from reimbursed business travel by Executive in the performance of his duties, each year the Company shall reimburse Executive for three (3) round-trip coach class air fare tickets between the United States and China. Company shall reimburse Executive the sum of USD$4,000 per month during any Term of this Agreement, it being understood and agreed that the stipend shall not exceed USD$48,000 per annum.

6.	Benefits and Vacation

Executive shall be entitled to participate in, and receive benefits as permitted by applicable law under, any pension benefit plan, welfare benefit plan (including, without limitation, health insurance), vacation benefit plan including 15 paid vacation days per annum, or other executive benefit plan made available by Company to its senior executives. Any such plan or benefit arrangement may be amended, modified, or terminated by Company from time to time with or without notice to Executive.

7.	Termination of Employment

7.1	By Executive.

Executive may seek to terminate his employment by choice without any “Good Reason” by giving the Company three (3) months of notice in writing. If so, he receives only the base salary, pro rata bonus, and pro rata lapse of all restrictions on stock and vesting of equity grants applicable through his final day of service.

Executive may seek to terminate his employment with “Good Reason” by giving to Company thirty (30) days notice in writing, and Company shall have thirty (30) days after said notice to cure the problem. If uncured, Executive receives the amount of compensation reached by mutual agreement paid in a lump-sum, but no less than an amount equal to his most recent twelve (12) months’ base salary, bonus, and pro rata vested stock. Executive shall also remain covered by the Company’s health benefits plan for twelve (12) months.

“Good Reason” shall mean: (a) a material reduction or addition in Executive’s authority, duties, and executive responsibilities with the Company, or (b) a material reduction or addition in Executive’s authority, duties, and executive responsibilities combined with a “Change of Control” (as defined below), or (c) a change in direct reporting to anyone other than the Chief Executive Officer, or (d) a material breach of this Agreement.

7.2	By Company.

Company may seek to terminate Executive’s employment by choice without “Cause” by giving Executive not less than thirty (30) days notice in writing. If so, Executive receives the amount of compensation reached by mutual agreement paid in a lump-sum, but no less than an amount equal to his most recent three (3) months’ salary, bonus, and the lapse of all restrictions on stock and vesting of all equity grants. Executive shall also remain covered by the Company’s health benefits plan for three (3) months.

Company may seek to terminate Executive’s employment with “Cause” by giving Executive no less than thirty (30) days notice in writing, as well as providing Executive thirty (30) days to cure the problem. If uncured, Executive receives the salary, bonus, and pro rata vested stock applicable through his final date of service. “Cause” shall be deemed to exist if Executive shall at any time: (a) commit a material breach of this Agreement, or (b) be guilty of gross negligence in connection with or affecting the business or affairs of the Company, or (c) be guilty of insubordination, or (d) convicted of, or plead no contest to, a felony criminal offense.

7.3	Death and Disability.

Executive’s employment will automatically terminate upon his death. Further, Company reserves the right to terminate Executive’s employment at any time during which Executive has a “Disability.”

For purposes of this Agreement, a “Disability” means a physical or mental impairment that prevents Executive from performing the essential duties of his position, with or without reasonable accommodation, for (i) a period of sixty (60) consecutive calendar days, or (ii) an aggregate of ninety (90) work days in any six (6) month period. A determination that Executive has incurred a Disability will be made by Company, in its sole discretion, but in consultation with a physician selected by Company and who works in Palm Desert, California, provided that such selected physician consults with Executive’s physician in addition to any examination of Executive and/or other tests on Executive that such selected physician performs or orders to be performed, and Executive hereby agrees to submit to any such examinations and/or other tests from time to time. Notwithstanding the foregoing, any termination of employment due to a “Disability” will be made in accordance with applicable local laws.

In the event of a termination of Executive’s employment due to death or Disability prior to full performance and receipt and exchange of all deliveries under this Agreement, Company will deliver to Executive or his estate, as applicable, all unvested restricted stock, all stock options under the 2009 Equity Incentive Plan, and a lump-sum payment equal to his most recent twelve months’ salary and bonus.

8.	Change of Control

In the event that the Executive’s employment with Company is terminated by (i) Company without Cause or by the Executive with Good Reason, in either case within one year following a “Change of Control” (as defined below) or (ii) by Company without Cause within six months prior to a “Change of Control” and such termination was in connection with the “Change of Control” then in lieu of any payments or benefits under clauses 7.1 or 7.2, as applicable, the Executive shall be entitled to receive the following payments and benefits:

(a)	within thirty (30) days, or other mutually agreed date, a payment equal to two (2) times the Executive’s annual base salary as in effect as the time of termination or immediately prior to the occurrence of the Change of Control; and

(b)	within thirty (30) days, or other mutually agreed date, a payment equal to two (2) times the Executive’s bonuses under clauses 4.1. and 4.2 for the year immediately preceding the year in which the Change of Control occurs; and

(c)	two (2) years of continued coverage under the Company’s (or its successor’s) health insurance plan at the same rates and under the same terms and conditions that are applicable to senior Executives of Company or its successor; and

(d)	immediate lapse of restrictions and immediate vesting respecting any restricted stock and outstanding equity incentive awards made to the Executive under clauses 4.3 and 4.4.

For purposes of this Agreement, “Change of Control” means the earliest to occur of the following events:

(i)	the acquisition or ownership by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, and any successor statute, as it may be amended from time to time (the “Exchange Act”)) (each, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% the combined voting power of the outstanding voting securities of Company entitled to vote generally in the election of directors (“Outstanding Voting Securities”) ; or

(ii)	individuals who, as of the commencement of the Executive’s employment with Company, constitute the Board of Directors of Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Company; or

(iii)	consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of Company(a “Corporate Transaction”): or

(iv)	approval by the stockholders of Company of a complete liquidation or dissolution of Company.

9.	Confidential Information

9.1	Executive acknowledges that, during the course of his employment with Company, he will have access to confidential business information and secrets. Executive agrees, both during the term of his employment and following its termination, that he will hold the confidential business information and secrets in the strictest confidence, and that he will not use or attempt to use or disclose any confidential information or business secrets any other person or entity without the prior written authorization of Company.

9.2	The restrictions of clause 9.1 do not apply to any Confidential Information that (a) has entered into the public domain other than by a breach of this Agreement or other obligation of confidentiality of which Executive is aware, or (b) solely to the extent and for the duration required, is required to be disclosed under a validly-issued court order, pursuant to a request by government regulators, and which disclosure Company is unable legally to prevent.

10.	Further Obligations of Executive

10.1	Executive shall comply with all applicable rules of law, securities laws, regulations, and codes of conduct of Company in effect from time to time in relation to dealings in shares, notes, debentures, or other securities.

10.2	Executive represents that his employment with Company does not violate any prior agreement with a former employer or third party.

11.	Miscellaneous

11.1	This Agreement constitutes the entire agreement and understanding between Company and Executive and supersedes any other agreements, whether oral or written, with respect to the subject matter of this Agreement. This Agreement may only be modified or amended by a further agreement in writing signed by the parties hereto.

11.2	This Agreement is governed by and shall be construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China and the State of California, insofar as those laws can be harmonized to realize the intent of the parties hereto, and without giving effect to conflict of law principles.

11.3

In the event the parties are unable to settle a dispute respecting this Agreement such dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre in accordance with its commercial and employment Arbitration Rules then in effect, administered by a singleexperienced arbitrator selected by mutual agreement. The parties may offer any relevant materials in discovery under volume and timescale guidelines set by the arbitrator, and may offer legal briefing and relevant precedent respecting the agreed up choice of law immediately above.

11.4	This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts when taken together shall constitute one and the same original.

11.5	Except to the extent that applicable law requires that any specific action be taken or performed by Company’s Compensation Committee, or to the extent otherwise provided in this Agreement, any action to be taken or performed, or direction to be provided, by Company under this Agreement may be taken, performed, or provided at the direction of Company’s Chief Executive Officer.

11.6	Any waiver by Company of any provision, or any breach of any provision, of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision herein.

11.7	Due to the personal nature of the services contemplated under this Agreement, this Agreement and Executive’s rights and obligations hereunder may not be assigned by Executive. Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer, or other disposition of all or substantially all of its business and/or assets, provided that any such assignee of Company agrees to be bound by the provisions of this Agreement.

Company

By:	/s/ Richard J. Heckmann	Date: January 12, 2009
Name: Richard J. Heckmann
Title: Chairman of the Board & CEO

Executive

/s/ J. John Cheng		Date: January 12, 2009
J. John Cheng